EXHIBIT 99.2

FOR IMMEDIATE RELEASE	Investor Contact: Martie Edmunds Zakas
November 6, 2007	Sr. Vice President – Strategic Planning & Investor Relations 770-206-4237 mzakas@muellerwp.com Media Contact: Nancy Young Consultant 770-206-4240 nyoung@muellerwp.com

MUELLER WATER PRODUCTS INTENDS TO CLOSE

U.S. PIPE MANUFACTURING OPERATIONS IN NEW JERSEY

(ATLANTA) – Mueller Water Products, Inc. (NYSE: MWA.B, MWA) today announced that its U.S. Pipe and Foundry division intends to close its ductile iron pipe manufacturing operations in Burlington, N.J. by February 2008, eliminating approximately 180 jobs. The Burlington facility will continue to be used as a full-service distribution center for customers in the Northeast.

Discontinuing this manufacturing is part of U.S. Pipe’s efforts to reconfigure its operations to remain competitive and increase margins. Production will be transferred from Burlington to other U.S. Pipe facilities.

“To be globally competitive in our ductile iron pipe business, we must constantly strive to be the low-cost producer,” said Gregory E. Hyland, president, chairman and chief executive officer. “We are committed to taking the steps necessary to protect our leadership position in the market and to build the foundation necessary for future growth.”

In connection with this action, the Company expects to record a restructuring charge of approximately $19 million, substantially all of which will be taken in the first quarter of fiscal 2008. This charge is comprised of approximately $15 million of asset write-offs and $4 million of cash costs, including severance and other costs associated with the closing. Incremental cash operating expenses associated with the restructuring of approximately $3 million are expected to be incurred throughout the final three quarters of fiscal 2008. Savings on an annualized basis are projected to be in the $15 to $17 million range, with approximately $12 million expected to be realized in fiscal 2008, partially offset by incremental operating expense of $3 million.

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Safe Harbor Statement

Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties that may cause the actual results in future periods of Mueller Water Products, Inc. to differ materially from forecasted results. Those risks include, among others, changes in customer orders and demand for our products; changes in raw material pricing, labor, equipment and transportation costs; the inability to successfully execute management strategies with respect to cost containment, production decreases, inventory control and the construction of a new manufacturing plant; changes in the law; and general changes in economic conditions. Risks associated with forward-looking statements are more fully described in our filings with the Securities and Exchange Commission. Mueller Water Products assumes no duty to update its forward-looking statements as of any future date.

About U.S. Pipe

U.S. Pipe & Foundry, LLC, a business segment of Mueller Water Products, Inc., is a leading domestic producer of ductile iron pipe, used primarily for clean water transmission. Headquartered in Birmingham, Ala., U.S. Pipe operates facilities in North Birmingham and Bessemer, Ala.; Burlington, N.J. and Union City, Calif. Visit www.uspipe.com for more information about U.S. Pipe.

About Mueller Water Products

Mueller Water Products is a leading North American manufacturer and marketer of infrastructure and flow control products for use in water distribution networks and treatment facilities. Its broad product portfolio includes engineered valves, hydrants, ductile iron pipe and pipe fittings, which are utilized by municipalities, as well as the commercial and residential construction, oil and gas, HVAC and fire protection industries. With revenues of approximately $1.85 billion, the Company is comprised of three main operating segments: Mueller Co., U.S. Pipe and Anvil. Based in Atlanta, Georgia, the Company employs approximately 6,600 people. Mueller Water Products Series B common stock and Series A common stock trade on the New York Stock Exchange under the ticker symbols MWA.B and MWA, respectively. For more information about Mueller Water Products, please visit the Company’s Web site at www.muellerwaterproducts.com.

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